Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3/A of our report dated December 30, 2024, with respect to the consolidated financial statements of Cemtrex, Inc., included in its Annual Report on Form 10-K for the years ended September 30, 2024 and 2023, filed with the Securities and Exchange Commission. Our opinions include an explanatory paragraph as to Cemtrex, Inc.’s ability to continue as a going concern. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Grassi & Co., CPAs, P.C.

Jericho, New York

January 10, 2025